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                                                                    Exhibit 10.3


                              [THE KNOT LETTERHEAD]


                                                              May 31, 1999

Mr. Richard E. Szefc
12 Cardinal Lane
Westport, CT 06880

Dear Richard:

         On behalf of The Knot, Inc., I am pleased to offer you an agreement of employment for your services on the following terms:

1. Knot agrees to employ you as Chief Financial Officer commencing on May 31, 1999. During your employment, you shall report to the Chief Executive Officer of The Knot and perform the duties described, and any additional duties as the Chief Executive Officer shall from time to time assign to you. Your direct responsibilities will encompass all areas of acquisitions, general accounting, treasury, cash management, corporate budgeting, office management, publishing, and retail sales. You agree to perform the duties of any position you hold in an efficient and competent manner and to devote your skills and efforts to the business and affairs of The Knot.

2. Your salary during The period of your employment under this agreement shall be at a rate of $135,000 per annum, or such other amount, nor less than that figure, as the Chief Executive Officer shall from time to time determine. Your salary shall be reviewed not less frequently than every twelve (12) months. You will be eligible to participate in any officer or employee bonus plan created.

3. If during the period of your employment hereunder you shall become temporarily disabled, through illness or otherwise, from performing your duties hereunder, you shall be entitled to a leave of absence from The Knot for the duration of any such disability, up to, but not exceeding an aggregate of six months. Your employment hereunder shall continue during any such leave of absence. If any disability shall at any time appear to the Chief Executive Officer of The Knot to be permanent or your leave for disability shall continue for more than six months in the aggregate, The Knot will thereupon have the right to terminate you employment, hereunder, subject to your rights under The Knot's Long Term Disability Plan.

4. You are eligible for participation in The Knot's employee benefit plans. Your eligibility for The Knot's health plan will be determined by the terms of that plan, which may be changed at any time. Your eligibility for participation in The Knot's Stock Option Plan --1997 Long Term Incentive Plan will begin upon employment. Under such plan the company will grant you 250,000 options at a strike price of $1.50, these options will vest over a 4 year period, with 25% vesting after one year of employment and the remaining on a monthly basis over the remaining period. If at any time 50% of the voting stocking of the Company is sold or obtained by one or a related group of persons, your vesting will accelerate so that not less than 50% of your options are vested upon the transaction. You
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         will be eligible to participate in any other plans which The Knot may from time to time make available to it's officers and employees.

5. The Knot reserves the right to terminate Your employment at any time. However if your employment hereunder is terminated for other than cause, you shall be entitled to continue on the Knot's payroll for twelve months, at the rate of pay then in effect, and receive all benefits associated with your employment.

6. During your employment by The Knot, you will not serve any interests or do any act or thing that might conflict with the interests of The Knot, the determination by The Knot of its interests are final and conclusive. You will regard as confidential all information developed by you or communicated to you concerning the business of The Knot in the course of or in connection with your employment, and you will not, without The Knot's written approval, make any oral or written disclosure thereof during the term of your employment.

7. This letter sets forth the entire agreement between us. The terms of this letter may not be changed except in writing signed by both parties.

         If the foregoing is acceptable, please sign the extra copy of this letter and return it to me.


                                                  Sincerely yours,

                                                  /s/ David Liu
                                                  David Liu
                                                  Chief Executive Officer
Agreed:  /s/ Richard E. Szefc
By:  Richard E. Szefc
Dated:  5/31/99